Exhibit 10.3

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

2004 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

amended and restated as of February 14, 2008

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

2004 Supplemental Executive Retirement Plan

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

2004 Supplemental Executive Retirement Plan

ARTICLE 1.           Purposes of Plan.

1.1                                 Financial Security Assurance Inc. adopted the Financial Security Assurance Inc. Supplemental Executive Retirement Plan (as heretofore amended and restated, the “1989 Plan”), effective January 1, 1989, in order to restore the pension benefits of selected current and future key employees whose benefits under the Financial Security Assurance Inc. Money Purchase Plan are limited by reason of certain limitations imposed by Section 401(a)(17), Section 415 and other provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Effective as of December 17, 2004, the Company discontinued contributions under the 1989 Plan and established a new supplemental executive retirement plan, serving the same purposes as the 1989 Plan.  This new plan, as amended from time to time, is known as the Financial Security Assurance Holdings Ltd. 2004 Supplemental Executive Retirement Plan, and is referred to herein as the “Plan.”  The terms of the Plan govern credits for contributions made commencing January 1, 2006, in respect of limited pension benefits payable in respect of calendar year 2005, and amounts transferred to the Plan from the 1989 Plan as described herein.  The Plan was amended effective as of May 18, 2006 to provide that payments due upon a separation from service shall generally not be paid during the six months following the separation from service and to make certain other changes, and the Plan is hereby amended and restated, as set forth in this Plan document, effective as of February 14, 2008 to comply with the final regulations under Section 409A of the Code and to make certain other changes.

ARTICLE 2.           Definitions.

                                                For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1                                 “Account” shall mean the account established for a Participant under the Plan to which contributions and earnings are credited.

2.2                                 “Basic Plan” shall mean the Financial Security Assurance Inc. Money Purchase Plan as adopted and amended from time to time.

2.3                                 “Beneficiary” shall mean the person or persons designated by the Participant to receive benefits under the Plan in the event of the Participant’s death.  If there is no Beneficiary surviving the Participant, any death benefit payable hereunder shall be paid to the Participant’s estate.

2.4                                 “Board” shall mean the Board of Directors of the Company.

2.5                                 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.  Any references herein to a specific section of the Code shall be deemed to refer to the rules and regulations under the Code in respect of such section, and to the corresponding provisions of any future internal revenue law and the rules and regulations thereunder.

2.7                                 “Committee” shall mean the Human Resources Committee of the Board acting on the majority vote of such Committee.

2.6                                 “Company” shall mean Financial Security Assurance Holdings Ltd., a New York corporation.

2.7                                 “Compensation” shall mean, with respect to each Plan Year, the Participant’s annual base salary, cash bonus and any amount deferred pursuant to the Company’s 1995 Deferred Compensation Plan or 2004 Deferred Compensation Plan (other than deferrals related to “Performance Share” awards); provided, however, that in no case shall such Compensation exceed $1 million in any Plan Year.

2.8                                 “Disability” shall mean, in the case of a Participant, that, as determined by the Committee, the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.9                                 “Discharge for Cause” shall mean an Employee’s termination of employment by a Participating Company due to such Employee’s willful misconduct or gross negligence in respect of his or her duties of employment with the Participating Company including, but not limited to, conviction for a felony or perpetration of a common law fraud, which has resulted in or is likely to result in material economic damage to a Participating Company.

2.10                           “Employee” shall mean any individual employed by a Participating Company on or after January 1, 2004 to whom benefits are payable under the Basic Plan.

2.11                           “Participant” shall mean an Employee who is a member of a select group of management or highly compensated employees and who has been designated by the Committee for participation in the Plan pursuant to Section 3.1.

2.12                           “Participating Company” shall mean the Company or any subsidiary or affiliate of the Company employing a Participant.

2.13                           “Plan” shall mean the 2004 Financial Security Assurance Holdings Ltd. Supplemental Executive Retirement Plan as set forth herein, and as amended from time to time.

2.14         “Plan Year” shall mean each calendar year beginning after December 31, 2003.

2.15                                 “SERP Election Change Form” shall mean the form prescribed or accepted by the Committee by which a Participant may change a previous distribution election.

2.16                           “Years of Service” shall mean “Years of Service for Vesting” as defined under the Basic Plan.

Where used herein, the masculine gender shall be deemed, where applicable, to include the feminine gender, and references to the singular shall be deemed, where applicable, to include the plural.

ARTICLE 3.           Participation.

3.1                                 At any time during the Plan Year, the Chief Executive Officer may recommend an Employee to the Committee for participation in the Plan.  Upon receiving such recommendation, the Committee shall timely act upon it and shall notify the Employee in the event he or she is designated a Participant and the date as of which such participation commences.  Unless otherwise determined by the Chief Executive Officer or the Committee, each Employee attaining the rank of Director, Managing Director, Associate General Counsel, General Counsel, Executive Vice President, President or Chairman shall be deemed to have been designated as a Participant by the Committee for all purposes of the Plan.  Unless otherwise determined by the Committee, once an Employee has been approved by the Committee as a Participant in the Plan, such Employee shall remain a Participant until all of his or her benefits with respect to the Plan have been paid or forfeited.

ARTICLE 4.           Restoration of Benefits.

4.1                                 Amount of Restoration of Benefits.  Subject to Sections 4.3(b), 4.5 and 5.2 of the Plan, the Account of a Participant who is in service with a Participating Company on the last day of the Plan Year, and whose pension benefits under the Basic Plan for such Plan Year are limited by the application of Section 401(a)(17) of the Code, Section 415 of the Code and other limits under the Code on the inclusion of deferred amounts for contribution purposes, shall be credited with an amount equal to the difference between:

                                                (a)                                  the amount of contribution related to Compensation which would have been payable to or in respect of the Participant under the Basic Plan without regard to the maximum annual pension limitation in Section 415 of the Code or the pensionable compensation limitation in Section 401(a)(17) of the Code or the exclusion of certain deferred amounts, and

                                                (b)                                 the amount of contribution related to Compensation actually payable to or in respect of the Participant under the Basic Plan.

In addition to the foregoing amounts, the Account of a Participant shall be credited with such amounts in the Participant’s account under the 1989 Plan that are not vested on or before December 31, 2004 and that are deemed transferred to the Plan pursuant to the terms of the 1989 Plan.  Such amounts shall be subject to the terms and conditions of the Plan.

4.2                                 Vesting.  A Participant shall be 100% vested in his or her Account upon attaining age 55, upon his or her death or Disability while in the employ of a Participating Company or upon the termination of the Plan pursuant to Section 5.2.  Except as provided in Section 5.4, if a Participant terminates employment prior to an event specified in the preceding sentence, such Participant shall be vested in his or her Account in accordance with the following schedule:

Completed Years of Service	Percentage

Less than 2	0
2	20
3	40
4	60
5	80
6 or more	100

4.3                                 Crediting of Investment Gain/Loss.

(a)                                  The balance of each Participant’s Account shall be credited with earnings and investment gains and losses as provided below.  The Committee may establish procedures permitting Participants to designate one or more investment benchmarks specified by the Chief Executive Officer or the Committee for the purpose of determining the earnings or investment gains and losses to be credited or debited to a Participant’s Account.  Investment benchmarks so specified may be made available to all Participants or selected Participants as the Chief Executive Officer or the Committee may designate.  The Committee shall have the sole discretion to make such rules as it deems desirable with respect to the administration of any such investment benchmark procedures, including rules permitting the Participant to change the designation of investment benchmarks to be used to measure the value of the Account.  The Committee, however, retains the discretion at any time to change the investment benchmarks available to Participants, including any investment benchmarks previously specified by the Chief Executive Officer, or to discontinue the benchmark procedure.  If the Committee fails to implement an investment benchmark procedure or discontinues such procedure, or if the Participant fails to designate properly an investment benchmark, the Participant’s Account shall be credited with earnings at a rate determined by the Committee in its sole discretion, utilizing whatever factors or indicia it deems appropriate; provided, however, that the rate of return on a Participant’s Account in such circumstances shall not be less than the Chase Bank prime rate plus one percent.

                                                (b)                                 Nothing in this Section 4.3 or in the Committee’s rules shall give a Participant the right to require the Company or a Participating Company to acquire any asset for the Account of the Participant, and if the Company or a Participating Company acquires any asset, or causes a trustee on its behalf to acquire any asset, to permit it to satisfy its obligations to pay the balance of the Participant’s Account, the Participant shall have no right or interest in any such asset, which shall be held by the Company or the Participating Company subject to the rights of all unsecured creditors of the Company or the Participating Company.  The rights of the Participant with respect to any designation of one or more investment benchmarks for measuring the value of any Account hereunder shall be expressly subject to the provisions of Section 5.6 of the Plan.

4.4                                 Form and Timing of Election.

(a)                                  Except as otherwise elected by a Participant before January 1, 2007, payment of the Participant’s vested Account balance shall be made as soon as administratively practicable following the Participant’s death, Disability or separation from service within the meaning of Section 409A of the Code (each a “Distribution Event”).  A Participant will generally have a separation from service within the meaning of Section 409A of the Code if the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company or any Affiliate or that the level of bona fide services the Participant will perform for the Company and all Affiliates (whether as an employee or as an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).  Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or any Affiliate under an applicable statute or contract.  When a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least six months and such impairment causes the Participant to be unable to perform the duties of his or her position or any substantially similar position, a 29-month maximum period of absence shall be substituted for the six-month maximum period described in the preceding sentence.  For purposes of the foregoing, the term “Affiliate” means any corporation or other business entity that would be considered a single employer with the Company pursuant to Sections 414(b) or 414(c) of the Code.

                                                Notwithstanding the foregoing, effective as of May 18, 2006, any distribution payments due on account of a Participant’s separation from service and otherwise payable during the six-month period following the Participant’s separation from service shall be paid on the first regular payroll payment date after such six-month period (or after the Participant’s death, if earlier).

(b)                                 The Participant may elect that his or her vested Account Balance be distributed in a lump sum or in installments payable over a specified number of years, not longer than 15 years; provided, however, that in no event may installment payments be elected over a number of years that is more than the Participant’s life expectancy or the life expectancy of the designated primary Beneficiary, whichever is greater, at the time the Participant elects a form of distribution.  If a Participant elects the installment option, the Participant must also elect whether installments should be made annually, quarterly or, if the Committee (or the Chief Executive Officer of the Company in respect of all Participants) shall direct to offer such alternative, monthly.  A Participant may specify different payment options (i) for different percentages or dollar amounts of a Participant’s vested Account balance; or (ii) in the event of the death or Disability of the Participant.  Distributions will be in the form of a lump sum (i) if the Participant did not choose a different distribution option or (ii) in the event of death or Disability, if the Participant did not expressly choose a different distribution option in the event of death or Disability.  The entitlement to a series of installment payments shall be treated as the right to a series of separate payments for purposes of Section 409A of the Code.

(c)                                        Before the taxable year for which the amounts described in Section 4.1 are credited to a Participant’s Account, the Participant may make an election with respect to the form of distribution of such amounts.  A Participant who becomes eligible to participate in the Plan for the first time after the beginning of a taxable year may make an election with respect to the form of distribution of amounts credited to his or her Account for such taxable year before the date on which he or she is designated a Participant.  An election with respect to the form of distribution of any amounts credited to a Participant’s Account shall be irrevocable.  Amounts that are transferred to the Plan from the 1989 Plan shall be subject to any election with respect to the form of distribution of such amounts as shall be in effect under the 1989 Plan as of December 31, 2004.

(d)                                 A form-of-distribution election shall be effective upon submission to the Committee or its designee and compliance with all applicable requirements established by the Committee.  Notwithstanding any contrary provision in the Plan, the Committee, in its sole discretion, retains the right, but shall have no obligation, to distribute all or any portion of a

Participant’s vested Account balance in the form of any security or other investment chosen by the Participant as an investment benchmark for measuring the value of his or her Account pursuant to Section 4.3(a) of the Plan.  Further, notwithstanding any contrary provision in the Plan, any distribution to a Participant that would be disallowed as a tax deduction by the Company pursuant to Section 162(m) of the Code if timely made may be delayed by the Committee to the extent permitted by, and in accordance with, the requirements of Section 409A of the Code for the exclusion from gross income of amounts deferred under the Plan.

(e)                                  Notwithstanding any other provision of the Plan, any payment required to be made by the Company on a specified date pursuant to the terms of the Plan, or pursuant to any election made under the Plan, may be made as soon as administratively practicable, but no later than 90 days, thereafter.  Amounts in a Participant’s Account shall continue to be credited with earnings and investment gains and losses pursuant to Section 4.3 until distributed to the extent administratively practicable.

4.5                                 Benefit Restoration With Respect to Certain Bonus Payments.  In the event that a Participating Company accelerates the payment of bonuses for any Plan Year by paying bonuses which would otherwise be payable in the following Plan Year, and such payment causes a Participant to be credited with a lower total contribution under the Basic Plan and the Plan by virtue of the limitations provided in the Basic Plan and the limitations on the amount of Compensation provided in Section 2.7 of the Plan, then, notwithstanding any such limitations, the Committee may, in its discretion, credit an additional supplemental pension contribution under the Plan for the Plan Year in which the bonuses were paid on an accelerated basis up to the amount which would otherwise be lost to the Participant by virtue of the application of the limitations in the Basic Plan and in the Plan.  The aggregate amounts credited under the Plan, and the contributions actually payable to or in respect of the Participant under the Basic Plan, over a two Plan Year period consisting of the Plan Year into which the bonus was accelerated and the following Plan Year, shall not be increased by virtue of the application of this Section 4.5.

ARTICLE 5.           Claims Procedures.

5.1                                 Decision on Initial Claim.  The Company shall appoint an individual or committee of individuals (the “Decisionmaker”) to evaluate claims made under the Plan.  Within 90 days after the Company receives a written claim for benefits under the Plan, the Decisionmaker will either approve the claim or notify the claimant that the claim is denied.  The Decisionmaker may extend this time period by up to an additional 90 days under special circumstances and shall notify the claimant of the extension and the reasons therefore within the initial 90-day period.

                                                Notwithstanding the foregoing, to the extent that a claim relates to a distribution or benefit due as a result of a Disability (a “Disability Benefit”), the Decisionmaker shall notify a claimant of the denial of a claim for Disability Benefits under the Plan within a reasonable period of time, but not later than 45 days, after receipt of a written claim.  This period may be extended by the Decisionmaker for two additional periods of up to 30 days each if the Decisionmaker determines that the extension is necessary due to matters beyond its control and notifies the claimant of the extension and the reasons therefore before the expiration of the applicable period.  Such notices of extension shall specifically explain the standards on which entitlement to a Disability Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information (if any) needed to resolve those issues.  If additional information is needed, the claimant shall have at least 45 days to provide the information.

5.2                                 Denial of Initial Claim.  If a claim is denied, in whole or in part, the Decisionmaker shall furnish to the claimant, at the time of the denial, a written notice setting forth in a manner calculated to be understood by the claimant: (i) the reason(s) for the denial, including a reference to any applicable provisions of the Plan; (ii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iii) an explanation of the Plan’s review procedures and the time limits applicable to such procedures.  In addition, if a claim for Disability Benefits is denied, the notice of denial shall inform the claimant of any internal rule, guideline, protocol or other similar criterion relied upon in denying the claim and identify any health care professional consulted in connection with the denial.

5.3                                 Appeal of Denied Claim.  A claimant who has received a notice denying a claim, in whole or in part, may request in writing a review of the claim within 60 days (180 days for denials of claims for Disability Benefits) after receiving a notice of denial.  Such request may be made either in person or by a duly authorized representative and shall set forth all the bases of the request for review, any facts supporting the review and any issues or comments the claimant deems pertinent.  The claimant may submit documents, records and other information in support of the review and shall be provided upon request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.

5.4                                 Decision on Appeal.  The Company shall appoint an individual or committee of individuals to review the appeal of any claim denial under the Plan (the “Claim Reviewer”).  The Claim Reviewer shall make a decision with respect to a claim review promptly, but not later than 60 days (45 days in the case of denials of claims for Disability Benefits) after receipt of the appeal.  The Claim Reviewer may extend this time period by up to an additional 60 days (45 days in the case of denials of claims for Disability Benefits) under special circumstances by providing the claimant with notice of the extension and the reasons therefore within the initial 60-day (or 45-day) period.  The Claim Reviewer will be a different person(s) from the person(s) who made the initial determination and will not be a subordinate of the original Decisionmaker or a relative of such subordinate.  The Claim Reviewer will not grant deference to the initial decision and will consider all information submitted, regardless of whether it was considered in connection with the initial claim.

In deciding an appeal from the denial of a claim for Disability Benefits that is based in whole or in part on a medical judgment, the Claim Reviewer shall consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment.  Such health care professional will not be the individual, if any, who was consulted in connection with the denial that is the subject of the appeal, nor a subordinate of such individual.

The final decision of the Claim Reviewer shall be in writing, give specific reasons for the decision, provide specific references to the pertinent provisions of the Plan on which the decision is based and include both a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action in court.  In addition, if an appeal of a claim for Disability Benefits is denied, the notice of denial shall inform the claimant of any rule, guideline, protocol or other similar criterion relied upon in making the adverse benefit determination and identify the health care professional consulted in connection with the appeal.

ARTICLE 6.           Administration and General Provisions.

6.1                                 Administration.

                                                (a)                                  The Plan shall be administered by the Committee in accordance with the administrative provisions of the Basic Plan.  The Committee shall have full power and authority to interpret, construe and administer the Plan, and review claims for benefits under the Plan, and the Committee’s interpretations and constructions of the Plan and actions thereunder shall be binding and conclusive on all persons and for all purposes.

                                                (b)                                 The Committee shall establish and maintain Plan records and may arrange for the engagement of such certified public accountants, actuarial consultants or legal counsel, and make use of such agents and clerical or other personnel, as they shall require or may deem advisable for purposes of the Plan.  The Committee may rely upon the written opinion of such counsel and the consultants or accountants engaged by the Committee and may delegate to any agent or to any sub-committee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time by the Committee.

                                                (c)                                  To the maximum extent permitted by applicable law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or her in his or her capacity as a member of the Committee, nor for any mistakes of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Committee and each officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the engagement or control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability including any sum paid in settlement of a claim with the approval of the Company arising out of any act or omission to act in connection with the Plan.

6.2                                 Amendment and Termination.  The Plan may be amended, suspended or terminated, in whole or in part, by the Board, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to receive benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee, except to the extent necessary or desirable to comply with the requirements of Section 409A of the Code as interpreted by the Committee in its sole discretion for exclusion from gross income of amounts deferred under the Plan; provided, however, that the amount of any future contribution payable to or in respect of a Participant may be reduced by the amount of any increase in the amount of pension actually payable to the Participant or Beneficiary under the Basic Plan due to any increases in benefits payable under the Basic Plan (whether due to changes in the limitations under Sections 401(a)(17) and 415 of the Code or otherwise) subsequent to the Participant’s retirement.  Anything in Section 4.4 to the contrary notwithstanding, in the event of the termination of the Plan, the Committee may direct that all Account balances be distributed at a time determined by the Committee in the form of a lump sum to the extent permitted by Section 409A of the Code, as interpreted by the Committee in its sole discretion for exclusion from gross income of amounts deferred under the Plan.

6.3                                 Company’s Right to Discharge Employees.  Nothing contained herein will confer upon any Participant or other employee the right to be retained in the employ of any Participating Company, nor will it interfere with the right of any Participating Company to discharge or otherwise administer the employment and termination of Participants and other employees without regard to the existence of the Plan.

6.4                                 Discharge for Cause.  Notwithstanding any other provisions contained in the Plan, in the event of a Participant’s Discharge for Cause, such Participant and his or her Beneficiary shall forfeit all rights to any payments under the Plan.

6.5                                 Sale of Company.  Nothing in the Plan shall preclude the Company from consolidating with or merging into or with, or transferring all or substantially all its assets to, another corporation which assumes the Plan and all obligations of the Company hereunder.  Under such a consolidation, merger, or transfer of assets and assumption, the term “Company” shall refer to such other corporation and the Plan shall continue in full force and effect.

6.6                                 Source of Payments.  Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future from its general assets; provided, however, that such payments shall be reduced by the amount of any payments made to the Participant or his or her Beneficiary from any trust or special or separate fund established by the Company to assure such payments, and if the Company shall make any investments to aid it in meeting its obligations hereunder, the Participant and his or her Beneficiary shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Company and any Participant or Beneficiary.  By action of its Board of Directors, any Participating Company may assume joint and several liability with the Company with respect to any obligations under the Plan for Participants employed by the Participating Company.

6.7                                 Withholding.  The Company may withhold from any benefits payable under the Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

6.8                                 Expenses.  All expenses incurred in administering the Plan will be paid by the Company and none will be paid by the Participant.

6.9                                 Assignment.  No interest of any Participant or Beneficiary hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.  The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, his or her Beneficiary and estate.  Notwithstanding the foregoing, pursuant to rules comparable to those applicable to qualified domestic relations orders, as determined by the Committee, the Committee may direct a distribution prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to qualified domestic relations orders) to the extent permitted by Section 409A of the Code as interpreted by the Committee in its sole discretion for exclusion from gross income of amounts deferred under the Plan.

6.10                           ERISA Status of Plan.  The Plan is intended to constitute an “unfunded plan for management or other highly compensated individuals” as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and is subject to certain provisions of ERISA, including certain requirements relating to reporting, disclosure, enforcement and claims.

6.11                           Compliance with Section 409A of the Code.  Notwithstanding any other provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Section 409A of the Code to avoid taxation under Section 409A(a)(1) of the Code and shall, at all times, be interpreted and operated in a manner consistent with this intention.  Under no circumstances, however, shall the Company or any of its affiliates have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A(a)(1) of the Code.

6.12                           Applicable Law.  The Plan shall be construed, regulated and administered according to ERISA (to the extent applicable), the Code and the laws of the State of New York.